NEWS RELEASE	Exhibit 99.1

Investor Contact:	James M. Griffith Senior Vice President Investor Relations (479) 201-5514	News Media Contact:	Blair C. Jackson Vice President Corporate Communications (479) 201-5263

Beverly Second Quarter EPS Totals 16 Cents;
Strong Performance by Continuing Operations;
Divestiture Plan on Track

(FORT SMITH, ARKANSAS, August 12, 2003) — Beverly Enterprises, Inc. (NYSE: BEV) today announced that its net income for the second quarter of 2003 was $17.5 million (16 cents per share diluted), compared to a net loss of $14 million (13 cents per share diluted) in the same period of 2002. Results include continuing operations and discontinued operations.

Income before discontinued operations totaled $5.1 million (five cents per share diluted), driven by results that exceeded internal targets in Skilled Nursing Facilities, AEGIS Therapies and Hospice operations. During the comparable 2002 period, there was a loss before discontinued operations totaling $15 million (14 cents per share diluted), which reflected a charge of $43.3 million for patient care liability costs (including $22.2 million for increased reserves relating to the company’s former nursing home operations in Florida, which were sold in January, 2002).

Second quarter 2003 results include income of $12.4 million (11 cents per share diluted) from discontinued operations, primarily reflecting a gain from the previously announced sale of 18 skilled nursing facilities and two assisted living centers, net of the related cost of purchasing incremental patient care liability insurance. This sale was part of the company’s strategy to divest facilities accounting for a disproportionately large share of patient care liability costs. Income from discontinued operations during the 2002 second quarter totaled $954,000.

Net operating revenues for the 2003 second quarter totaled $558.3 million, compared to $564.3 million in the year-earlier period. (Both periods have been adjusted to exclude discontinued operations.) Revenues during the 2003 period reflect increases of 2.6 percent and 4.2 percent, respectively, in Medicaid and private per diem nursing facility rates and a 48 percent growth in non-Beverly business for AEGIS Therapies. These gains were offset by a net decrease of $7.9 million in Medicare revenues, primarily due to the October 1, 2002 elimination of certain Medicare payments.

Net cash provided by operating activities during the 2003 second quarter totaled $8.8 million, and proceeds from dispositions (nursing facilities and Care Focus) were $96.8 million. Total debt (on and off-balance sheet) was reduced during the quarter by $83.9 million, or more than 11 percent. Cash at the end of the 2003 second quarter totaled $134.5 million, up $12.4 million from the end of the 2003 first quarter and up $27.1 million from the end of the second quarter of 2002.

“We achieved strong operating results during the second quarter, made important progress on our divestiture strategy and significantly strengthened our balance sheet by repaying nearly $84 million of total debt,” said William R. Floyd, Chairman and Chief Executive Officer. “Skilled Nursing Facilities and AEGIS Therapies again exceeded internal targets for revenue, pre-tax income and operating margins – in spite of the management challenges, operational disruptions and employee retention costs associated with facility divestitures. Hospice pre-tax income more than doubled on an 18 percent increase in average daily census, compared to the second quarter of 2002. We also continued to make measurable progress in several key quality-of-care indicators and in our overall performance on state surveys during the quarter.”

Skilled Nursing Facilities achieved a 44 basis point increase from the second quarter of 2002 in Medicare patient days as a percentage of total patient days to 11.5 percent, the 14th consecutive quarter of increases from comparable prior year periods. Overall occupancy on a same-facility basis averaged 87.5 percent, down 23 basis points from the same period in 2002. If all the facilities in the divestiture portfolio were excluded from 2003 second-quarter results, occupancy would have averaged 89.6 percent. Units specializing in the care of Alzheimer patients again exceeded internal targets for occupancy and pre-tax margins.

“Medicaid per diem rates during the first half of 2003 increased 2.7 percent compared with the same period last year, although the impact of these higher rates was partially offset by increased provider taxes,” Floyd said. “Increased Federal matching funds for state Medicaid programs should alleviate some budget pressures, and rate increases during the second half of 2003 are expected to average about 4.3 percent over the comparable 2002 period. These higher rates will be partially offset by an increase in provider taxes of approximately $6.9 million, compared to the same period in 2002. The weighted average wage rate during the 2003 second quarter increased 4.3 percent compared with the year-earlier period, reflecting higher retention levels among direct care-givers and facility management. Wage costs increased at a slightly higher rate late in the second quarter of 2003.”

Floyd continued: “Based on the most recent actuarial study, our reserves for patient care liability costs are adequate, and we expect to be able to reduce accrual levels for the balance of 2003. When we complete our divestiture strategy, we will have eliminated facilities that had accounted for more than 50 percent of our projected patient care liability costs.” (On July 31 Beverly completed the all cash sale of a nursing facility in Birmingham, Alabama, as part of this plan.)

The continuing profitable growth of AEGIS Therapies reflects the addition of 47 new non-Beverly customers during the second quarter and ahead-of-target revenue growth from existing customers, with pre-tax margins remaining strong. This third-party customer base for AEGIS rehabilitative therapy services has grown to a level where it now exceeds the entire portfolio of Beverly facilities.

Hospice operations also serve a higher percentage of third-party customers, with Beverly facilities representing 18 percent of revenues generated by the company’s 15 hospice agencies. Six more agencies are planned to open during the balance of 2003. Average daily census for the 2003 second quarter reached 843 patients, an increase of 127 from the year-earlier period.

“In addition to the operating gains we’ve achieved in our principal business units during the second quarter, we also continued to improve our balance sheet,” Floyd said. “Beverly’s current revolving credit facility expires in April 2004, and we are currently evaluating alternative financing structures. The objectives of any potential financing efforts would be to extend maturities, increase flexibility, create a more effective balance between fixed and variable-rate debt, reduce interest costs and improve cash flow.”

Beverly shareholders may listen to a discussion by senior management of the company’s performance at 8:30 a.m. EDT today by dialing
1-877-888-4034 or 1-719-867-0680 and entering reservation number 538495. A recording of this conference call will be available from 11:30 a.m. EDT today until midnight Friday, August 22. Shareholders may dial 1-888-203-1112 or 1-719-457-0820 and enter reservation number 538495 to access the recording.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to expected performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company’s compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers’ compensation liabilities; the ability to replace or refinance debt obligations that mature within the next 12 months; the ability to reduce overhead costs, and improve the effectiveness of our fundamental business processes; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 426 skilled nursing facilities, as well as 25 assisted living centers, and 30 home care and hospice centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities and assisted living centers operated by other care providers.

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BEVERLY ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Quarter ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Net operating revenues	$558,337	$564,328	$1,105,236	$1,117,899
Interest income	1,175	1,045	2,385	2,135

Total revenues	559,512	565,373	1,107,621	1,120,034
Costs and expenses:
Operating and administrative:
Wages and related	333,779	330,779	663,137	665,640
Provision for insurance and related items	39,051	42,732	72,668	60,425
Other	147,599	148,799	296,192	293,939
Interest	16,276	16,041	32,811	32,706
Depreciation and amortization	16,710	19,120	33,015	36,811
Florida insurance reserve adjustment	—	22,179	—	22,179
California investigation settlement and related costs	(925)	6,300	(925)	6,300
Adjustment to estimated reserves related to settlements of federal government investigations	—	(6,940)	—	(6,940)
Asset impairments, workforce reductions and other unusual items	771	—	1,958	—

Total costs and expenses	553,261	579,010	1,098,856	1,111,060

Income (loss) before provision for income taxes, discontinued operations and cumulative effect of change in accounting for goodwill	6,251	(13,637)	8,765	8,974
Provision for income taxes	1,201	1,331	2,437	2,410

Income (loss) before discontinued operations and cumulative effect of change in accounting for goodwill	5,050	(14,968)	6,328	6,564
Discontinued operations, net of income taxes of $0	12,441	954	23,351	(74)
Cumulative effect of change in accounting for goodwill, net of income taxes of $0	—	—	—	(77,171)

Net income (loss)	$17,491	$(14,014)	$29,679	$(70,681)

Net income (loss) per share of common stock:
Basic and diluted:
Before discontinued operations and cumulative effect of change in accounting for goodwill	$0.05	$(0.14)	$0.06	$0.06
Discontinued operations, net of income taxes	0.11	0.01	0.22	—
Cumulative effect of change in accounting for goodwill, net of income taxes	—	—	—	(0.74)

Net income (loss) per share of common stock	$0.16	$(0.13)	$0.28	$(0.68)

Shares used to compute basic net income (loss) per share	107,156	104,731	105,956	104,587

Shares used to compute diluted net income (loss) per share	107,161	104,731	105,959	104,587

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF OPERATING AND ADMINISTRATIVE EXPENSES
(In thousands)

	Quarter ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

WAGES & RELATED	$333,779	$330,779	$663,137	$665,640
PROVISION FOR INSURANCE AND RELATED ITEMS	39,051	42,732	72,668	60,425
SUPPLIES	33,813	36,566	68,386	74,723
FOOD	13,877	14,110	27,655	28,222
UTILITIES	15,869	14,920	33,429	31,179
OTHER CONTROLLABLES	61,826	60,316	121,664	111,976
REAL ESTATE RENTAL	12,563	13,523	25,315	27,394
EQUIPMENT RENTAL	5,002	4,923	9,812	10,104
OTHER NONCONTROLLABLES	4,649	4,441	9,931	10,341

TOTALS	$520,429	$522,310	$1,031,997	$1,020,004

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION

	Quarter ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Number of Nursing Home Facilities:
Owned	303	320	303	320
Leased	123	141	123	141
Managed	—	1	—	1

Total	426	462	426	462

Number of Beds:
Owned	32,402	35,049	32,402	35,049
Leased	13,632	15,696	13,632	15,696
Managed	—	75	—	75

Total	46,034	50,820	46,034	50,820

Assisted Living Centers	25	29	25	29
Home Care Centers	30	53	30	53
Outpatient Clinics	10	153	10	153
Patient Days	3,598,000	3,698,000	7,171,000	7,413,000
Nursing Home Occupancy — Same Store (based on operational beds)	87.51%	87.74%	87.61%	88.00%
Patient Mix (based on patient days):
Medicaid	70.51%	70.25%	70.37%	70.11%
Medicare	11.53%	11.09%	11.67%	11.15%
Private & Other	17.96%	18.66%	17.96%	18.74%
Sources of Revenue (based on $):
Medicaid	52.14%	51.93%	52.13%	51.87%
Medicare	26.19%	27.28%	26.50%	27.28%
Private & Other	21.67%	20.79%	21.37%	20.85%
Average per diem rate (including ancillaries)	$150.20	$148.24	$149.95	$147.77
Wages and related expenses as a % of net operating revenues	59.78%	58.61%	60.00%	59.54%

BEVERLY ENTERPRISES, INC.
SUPPLEMENTARY INFORMATION
ANALYSIS OF REVENUES

	Quarter ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

REVENUES (In thousands)
NURSING FACILITIES:
MEDICAID	$294,509	$292,717	$583,531	$583,559
MEDICARE	124,434	132,315	251,193	266,144
PRIVATE & OTHER	108,758	116,281	212,575	223,246

SUBTOTAL	527,701	541,313	1,047,299	1,072,949
AEGIS THERAPIES	19,326	13,026	35,400	24,088
HOME CARE SERVICES	9,235	7,868	17,781	15,420
HOME CARE PRODUCTS	898	1,513	1,704	5,230
OTHER	1,177	608	3,052	212

TOTALS	$558,337	$564,328	$1,105,236	$1,117,899

PATIENT DAYS (In thousands)
MEDICAID	2,537	2,598	5,046	5,197
MEDICARE	415	410	837	827
PRIVATE & OTHER	646	690	1,288	1,389

TOTALS	3,598	3,698	7,171	7,413

PER DIEM RATE (Including Ancillaries)
MEDICAID	$115.58	$112.70	$115.34	$112.35
MEDICARE — PART A	300.11	321.57	300.16	321.44
PRIVATE & OTHER	154.14	147.94	152.86	147.61

TOTALS(1)	$150.20	$148.24	$149.95	$147.77

(1)	Weighted Average Rates